Exhibit 99.1

Company Contact:	Deborah Merrill
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.	Tom Filandro
(646)277-1235
Investors:	Tom.Filandro@icrinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@irinc.com

GREENVILLE, SC – February 3, 2020 – Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal 2020 first quarter ended December 28, 2019.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “As we previously reported, our first quarter sales results were impacted by the shortened holiday calendar combined with an earlier shipping cut-off for in-hands holiday receipts. With that said, we are pleased to have delivered strong gross margin performance from our Delta Group segment that more than offset our sales performance during the quarter. We continue to drive efficiencies throughout our business while scaling our integrated vertical manufacturing platform and believe we are well-positioned to capitalize on the great growth opportunities that lie ahead for Delta Apparel.”

For the first quarter ended December 28, 2019:

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Net sales were $95.9 million, down 5.7% from $101.7 million in the prior year first quarter. Net sales in the Delta Group segment and Salt Life Group segment decreased 5.8% and 4.7%, respectively, from the prior year period.

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Gross profit was $19.9 million, a 7.1% increase from $18.6 million in the prior year first quarter. Gross margin improved 240 basis points to 20.7% driven by Delta Group’s improved process efficiencies further leveraging the segment’s integrated vertical manufacturing platform.

●

Selling, general and administrative (“SG&A”) expenses as a percentage of sales was 18.8%, compared to 16.5% in the prior year first quarter. The increase in SG&A expenses principally resulted from investments in our distribution expansion not yet fully leveraged against revenues, coupled with higher equity compensation costs.

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Operating income for the quarter was $2.6 million compared to $41 thousand in the prior year first quarter, which included a $2.5 million discrete expense in connection with the resolution of litigation surrounding a 2016 customer bankruptcy.

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Net income for the quarter was $0.9 million, or $0.13 per diluted share, compared to a net loss of $1.1 million, or $0.17 per share, in the prior year period. When adjusted for the discrete $2.5 million pre-tax expense, or $0.31 per share, impact of the litigation settlement, adjusted earnings for the first quarter of fiscal 2019 was $0.14 per diluted share.

During the quarter, the Company spent approximately $2.5 million on capital expenditures. The Company did not repurchase shares during the period, and approximately $9.5 million remains available under the Company’s authorized share repurchase program as of quarter-end. Total inventory at the end of first quarter fiscal 2020 increased to $197.3 million compared to $179.1 million at fiscal 2019 year-end, primarily driven from the seasonal build of inventory as well as broader product offerings within Activewear and Salt Life. Total debt, including capital lease financing, as of the end of first quarter fiscal 2020 was $147.4 million, up approximately 9% from the fiscal 2019 year-end due primarily to the seasonal higher working capital along with investments in distribution facilities.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 888-394-8218. If calling from outside the United States, please dial 323-794-2588. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 3, 2020. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 6108016.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices and availability; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; the impairment of intangible assets; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; foreign currency exchange rate fluctuations; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	Dec 28, 2019	Dec 29, 2018

Net Sales	$95,889	$101,675
Cost of Goods Sold	75,996	83,105
Gross Profit	19,893	18,570

Selling, General and Administrative	18,073	16,784
Other (Income) Expense, Net	(817)	1,745
Operating Income	2,637	41

Interest Expense, Net	1,802	1,765

Income (Loss) Before Provision For (Benefit From) Income Taxes	835	(1,724)

Provision For (Benefit From) Income Taxes	44	(499)

Consolidated Net Earnings (Loss)	791	(1,225)

Net Loss Attributable to Non-Controlling Interest	(132)	(76)

Net Earnings (Loss) Attributable to Shareholders	$923	$(1,149)

Weighted Average Shares Outstanding
Basic	6,950	6,924
Diluted	7,072	6,924

Net Earnings (Loss) per Common Share
Basic	$0.13	$(0.17)
Diluted	$0.13	$(0.17)

	Dec 28,2019	Sep 28, 2019	Dec 29, 2018
	(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash	$433	$605	$558
Receivables, Net	55,477	60,887	56,857
Inventories, Net	197,315	179,107	187,653
Prepaids and Other Assets	3,698	2,999	3,670
Total Current Assets	256,923	243,598	248,738

Noncurrent Assets
Property, Plant & Equipment, Net	61,255	61,404	54,883
Goodwill and Other Intangibles, Net	59,052	59,504	60,625
Deferred Income Taxes	1,514	1,514	1,924
Operating Lease Assets	41,996	-	-
Investment in Joint Venture	10,689	10,388	9,399
Other Noncurrent Assets	2,584	1,580	1,760
Total Noncurrent Assets	177,090	134,390	128,591

Total Assets	$434,013	$377,988	$377,329

Current Liabilities
Accounts Payable and Accrued Expenses	$74,089	$73,111	$80,995
Current Portion of Contingent Consideration	2,700	2,790	638
Current Portion of Finance Leases	6,822	6,434	5,106
Current Portion of Operating Leases	8,497	-	-
Current Portion of Long-Term Debt	7,337	6,540	8,176
Total Current Liabilities	99,445	88,875	94,915

Noncurrent Liabilities
Long-Term Taxes Payable	3,875	3,977	3,862
Long-Term Contingent Consideration	5,970	6,304	9,644
Long-Term Finance Leases	12,734	12,836	11,512
Long-Term Operating Leases	34,430	-	-
Long-Term Debt	120,468	109,296	109,322
Deferred Income Taxes	1,561	1,519	2,404
Other Noncurrent Liabilities	1,119	1,293	315
Total Noncurrent Liabilities	180,157	135,225	137,059

Common Stock	96	96	96
Additional Paid-In Capital	58,825	59,855	58,658
Equity Attributable to Non-Controlling Interest	(413)	(281)	17
Retained Earnings	137,860	136,937	127,546
Accumulated Other Comprehensive (Loss) Income	(838)	(969)	(237)
Treasury Stock	(41,119)	(41,750)	(40,725)
Equity Attributable to Delta Apparel, Inc.	154,411	153,888	145,355

Total Liabilities and Equity	$434,013	$377,988	$377,329